Solanbridge Group, Inc. Secures $10M Line of Credit

HOUSTON, TX—(03/09/10) – Solanbridge Group, Inc. (“Solanbridge”) (OTCQB:SLNX) today announced the signing of an agreement with Auctus Private Equity Fund, LLC (“Auctus”) for a $10 million drawdown line of credit to be used primarily to facilitate anticipated acquisitions by Solanbridge.

“We’ve been approached by several groups to finance the future growth of Solanbridge, and we believe that we couldn’t have found a better partner. This equity financing should allow us to do business on a much larger scale than we have in the past. I look forward to what the future holds for Solanbridge, our shareholders and our relationship with Auctus Private Equity Fund, LLC” said Charles R. Shirley, Chief Executive Officer of Solanbridge.

Auctus has committed to purchase up to $10 million of the Company's common stock, par value $0.001 per share, on an "as-needed" basis for 36 months after a related registration statement registering the Solanbridge common stock is declared effective by the Securities and Exchange Commission. Upon the effectiveness of such registration statement, Solanbridge would be entitled to request up to One Hundred Fifty Thousand Dollars ($150,000) or two hundred (200%) percent of the average daily volume based on the trailing ten (10) days preceding the drawdown date, whichever is of a larger value, per drawdown, subject to certain conditions and limitations.

About Solanbridge Group, Inc.

Solanbridge is based in Houston, Texas.  Solanbridge had an initial background in thermal technologies.  Thereafter, Solanbridge broadened the scope of its activities to include the development, distribution, marketing and sales of alternative, renewable and waste to energy technologies.  Solanbridge plans to become a diversified holding company with additional interests in real estate acquisition and management and also telecom equipment sales and installation. The shares of Solanbridge trade on the OTCQB under the stock symbol “SLNX”.

About Auctus Private Equity Fund, LLC

Auctus is a private equity fund based in Boston, Massachusetts that specializes in providing funding to small, medium and large publicly-traded companies in all industries, as well as to private companies anticipating a near-term public listing.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Solanbridge Group, Inc.
Charles R. Shirley
(832) 225-1372
charles@solanbridgegroup.net